Exhibit 10.15A

FIRST AMENDMENT

THIS FIRST AMENDMENT (this “Amendment”) is made and entered into as of
December 10, 2025, by and between HUDSON METRO CENTER, LLC, a Delaware limited liability company (“Landlord”), and MIRUM PHARMACEUTICALS, INC., a Delaware corporation (“Tenant”).

RECITALS

A.    Landlord and Tenant are parties to that certain Office Lease dated January 17, 2024, as confirmed pursuant to that certain Confirmation Letter dated May 8, 2024 (as confirmed and amended, the “Lease”). Pursuant to the Lease, Landlord has leased to Tenant space currently containing approximately 36,318 rentable square feet (the “Premises”) described as Suite No. 300 on the third floor of the building located at 989 East Hillsdale Boulevard, Foster City, California, and commonly known as 989 East Hillsdale Boulevard (the “Building”).

B.    Tenant and Landlord mutually desire that the Lease be amended on and subject to the following terms and conditions.

NOW, THEREFORE, in consideration of the above recitals which by this reference are incorporated herein, the mutual covenants and conditions contained herein and other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Landlord and Tenant agree as follows:

1.Temporary Space. Notwithstanding any contrary provision of the Lease, but subject to the terms of this Section 1 and Section 2 below, with respect to the period (the “Temporary Space Term”) commencing on December 16, 2025 (the “Temporary Space Commencement Date”) and expiring on April 30, 2026 (the “Temporary Space Expiration Date”), the term “Premises” as defined in the Lease, shall be deemed to include (in addition to the space expressly described in such definition) the space containing approximately 5,333 rentable square feet described as Suite No. 230 on the second floor of the Building and shown on Exhibit A attached hereto (the “Temporary Space”), and the Temporary Space shall be subject to all of the provisions of the Lease; provided, however, that: (i) the commencement date with respect to the Temporary Space shall be the Temporary Space Commencement Date and the expiration date with respect to the Temporary Space shall be the Temporary Space Expiration Date; (ii) the amount of monthly Base Rent payable for the Temporary Space shall be $15,999.00 per month (pro-rated for each partial month of the Temporary Space Term, calculated using a 30 day month period); (iii) Tenant shall not be required to pay Tenant’s Share of Expenses and Taxes with respect to the Temporary Space; (iv) Tenant shall not be entitled to receive any allowance, abatement or other financial concession in connection with the Temporary Space that is being granted with respect to the balance of the Premises; and (v) the Temporary Space shall not be subject to any renewal or expansion right of Tenant under the Lease. Tenant acknowledges that it has inspected the Temporary Space and agrees to accept such space in its existing condition and configuration, without any representation by Landlord regarding its condition or configuration and without any obligation on the part of Landlord to perform or pay for any alteration or improvement (provided, however, that (1) Landlord shall deliver the Temporary Space to Tenant with the floors cleared of trash, swept and free from occupancy by any third party and (2) Tenant’s acknowledgement in this sentence shall not limit Landlord’s obligations under Sections 5 and/or 7.1 of the Lease). NOTWITHSTANDING THE FOREGOING, (A) THE TEMPORARY SPACE EXPIRATION DATE AND THEREFORE THE TEMPORARY SPACE TERM SHALL AUTOMATICALLY EXTEND FOR CONSECUTIVE PERIODS OF ONE MONTH EACH UNTIL TERMINATED BY EITHER PARTY BY THE DELIVERY OF NOT LESS THAN 30 DAYS PRIOR WRITTEN NOTICE TO THE OTHER PARTY (A “TEMPORARY SPACE TERMINATION NOTICE”) AND (B) IF, DURING THE TEMPORARY SPACE TERM, TENANT EXERCISES ITS RIGHT OF FIRST OFFER WITH RESPECT TO THE TEMPORARY SPACE (AS FURTHER DESCRIBED IN SECTION 5 OF EXHIBIT F TO THE LEASE), THEN THE TEMPORARY SPACE EXPIRATION DATE AND THEREFORE THE TEMPORARY SPACE TERM SHALL AUTOMATICALLY ACCELERATE TO THE DATE IMMEDIATELY PRIOR TO THE COMMENCEMENT DATE OF SUCH OFFERING SPACE. HOWEVER, IN NO EVENT SHALL THE TEMPORARY SPACE EXPIRATION DATE NOR THE TEMPORARY SPACE TERM EXTEND BEYOND SEPTEMBER 30, 2026. A copy of any Temporary Space Termination Notice delivered by

Tenant shall also be provided by Tenant to Landlord by email at noiwa@hudsonppi.com and a copy of any Temporary Space Termination Notice delivered by Landlord shall also be provided by Landlord to Tenant by email at legal@mirumpharma.com; provided, however, that the validity of any Temporary Space Termination Notice otherwise properly served on either party pursuant to the terms of the Lease shall not be affected if the aforementioned e-mail copy fails to be delivered and/or received. During the Temporary Space Term, Tenant may use at no additional cost to Tenant (except in connection with its express obligations hereunder, including, without limitation, those related to repair, maintenance and insurance thereof), within the Temporary Space only and subject to such reasonable terms and conditions as Landlord may impose, the furniture owned by Landlord that is currently located in the Temporary Space and described on Exhibit B hereto (“Landlord’s Furniture”). Tenant accepts Landlord’s Furniture in its existing condition, with no representations or warranties as to quality, condition, merchantability or fitness for use, any such warranties being specifically excluded. Tenant, at its expense, shall maintain Landlord’s Furniture (and, upon the expiration or earlier termination of the Temporary Space Term, surrender Landlord’s Furniture to Landlord) in as good condition as exists on the date of delivery of possession thereof to Tenant, ordinary wear and tear excepted. Without limiting the foregoing, Tenant shall be responsible for repairing and/or replacing Landlord’s Furniture to the extent it is damaged by any Casualty during the Temporary Space Term, and shall cause Landlord’s Furniture to be covered by Tenant’s property insurance required under Section 10.2.2 of the Lease (as amended). Without limiting the foregoing, upon the expiration of the Temporary Space Term, all provisions (including Sections 8, 15 and 16) of the Lease that would apply to the Premises upon the expiration of the Lease with respect to the Premises shall apply to the Temporary Space. Notwithstanding anything to the contrary in this Amendment or the Lease, Tenant shall not be required to remove (or perform any restoration after any removal of), or pay for any removal or related restoration of, any of Landlord’s Furniture on or before the expiration or earlier termination of the Temporary Space Term.

2.    California Civil Code Section 1938. Pursuant to California Civil Code § 1938, Landlord hereby states that the Temporary Space has not undergone inspection by a Certified Access Specialist (CASp) (defined in California Civil Code § 55.52). Accordingly, pursuant to California Civil Code § 1938(e), Landlord hereby further states as follows: “A Certified Access Specialist (CASp) can inspect the subject premises and determine whether the subject premises comply with all of the applicable construction-related accessibility standards under state law. Although state law does not require a CASp inspection of the subject premises, the commercial property owner or lessor may not prohibit the lessee or tenant from obtaining a CASp inspection of the subject premises for the occupancy or potential occupancy of the lessee or tenant, if requested by the lessee or tenant. The parties shall mutually agree on the arrangements for the time and manner of the CASp inspection, the payment of the fee for the CASp inspection, and the cost of making any repairs necessary to correct violations of construction-related accessibility standards within the premises”.

In accordance with the foregoing, Landlord and Tenant agree that if Tenant requests a CASp inspection of the Temporary Space, then Tenant shall pay (i) the fee for such inspection, and (ii) except as may be otherwise expressly provided in this Amendment, the cost of making any repairs necessary to correct violations of construction-related accessibility standards within the Temporary Space.

3.    Miscellaneous.

3.1.    This Amendment and the attached exhibits, which are hereby incorporated into and made a part of this Amendment, set forth the entire agreement between the parties with respect to the matters set forth herein. There have been no additional oral or written representations or agreements. Tenant shall not be entitled, in connection with entering into this Amendment, to any free rent, allowance, alteration, improvement or similar economic incentive to which Tenant may have been entitled in connection with entering into the Lease, except as may be otherwise expressly provided in this Amendment.

3.2.    Except as herein modified or amended, the provisions, conditions and terms of the Lease shall remain unchanged and in full force and effect.

3.3.    In the case of any inconsistency between the provisions of the Lease and this Amendment, the provisions of this Amendment shall govern and control.

3.4.    Submission of this Amendment by Landlord is not an offer to enter into this Amendment but rather is a solicitation for such an offer by Tenant. Landlord shall not be bound by this Amendment until Landlord has executed and delivered it to Tenant.

3.5.    Each party hereto, and their respective successors and assigns shall be authorized to rely upon the signatures of all of the parties hereto which are delivered by facsimile, PDF or DocuSign (or the like) as constituting a duly authorized, irrevocable, actual, current delivery hereof with original ink signatures of each person and entity. This Amendment may be executed in counterparts, each of which shall be deemed an original part and all of which together shall constitute a single agreement.

3.6.    Capitalized terms used but not defined in this Amendment shall have the meanings given in the Lease.

3.7.    Tenant shall indemnify and hold Landlord, its trustees, members, principals, beneficiaries, partners, officers, directors, employees and agents, and the respective principals and members of any such agents harmless from all claims of any brokers claiming to have represented Tenant in connection with this Amendment. Landlord shall indemnify and hold Tenant, its trustees, members, principals, beneficiaries, partners, officers, directors, employees, and agents, and the respective principals and members of any such agents harmless from all claims of any brokers claiming to have represented Landlord in connection with this Amendment. Tenant acknowledges that any assistance rendered by any agent or employee of any affiliate of Landlord in connection with this Amendment has been made as an accommodation to Tenant solely in furtherance of consummating the transaction on behalf of Landlord, and not as agent for Tenant.

[SIGNATURES ARE ON FOLLOWING PAGE]

IN WITNESS WHEREOF, Landlord and Tenant have duly executed this Amendment as of the day and year first above written.

LANDLORD:

HUDSON METRO CENTER, LLC,
a Delaware limited liability company

By:    Hudson Pacific Properties, L.P.,
a Maryland limited partnership,
its sole member

By:     Hudson Pacific Properties, Inc.,
a Maryland corporation,
its general partner

By:        /s/ Kenneth Young

Name:        Kenneth Young

Title:        Senior Vice President, Leasing

TENANT:
MIRUM PHARMACEUTICALS, INC., a Delaware corporation By: /s/ Eric Bjerkholt Name: Eric Bjerkholt Title: CFO

EXHIBIT A

OUTLINE AND LOCATION OF TEMPORARY SPACE

EXHIBIT B

LANDLORD’S FURNITURE